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                                                                    Exhibit 99.4

                            CERTIFICATE OF AMENDMENT
                 TO THE RESTATED CERTIFICATE OF INCORPORATION OF
                              QUALCOMM INCORPORATED

      QUALCOMM Incorporated, a corporation organized and existing under and by virtue of the General Corporation Law of the State of Delaware, does hereby certify:

      FIRST: The name of the corporation is QUALCOMM Incorporated (the "Corporation").

      SECOND: The Board of Directors of the Corporation, acting in accordance with the provisions of Sections 141 and 242 of the General Corporation Law of the State of Delaware, adopted resolutions at a meeting held on March 8, 2005 to amend the Restated Certificate of Incorporation of the Corporation, in the sections and subsections noted below, to read in their entirety as follows:

      Article IV is amended to read in its entirety as follows:

                                      "IV.

                  This corporation is authorized to issue two classes of stock to be designated, respectively, "Common Stock" and "Preferred Stock." The total number of shares which the corporation is authorized to issue is six billion eight million (6,008,000,000) shares. Six billion (6,000,000,000) shares shall be Common Stock, each having a par value of one one-hundredth of one cent ($0.0001). Eight million (8,000,000) shares shall be Preferred Stock, each having a par value of one one-hundredth of one cent ($0.0001)."

      Section D of Article VI is amended to read in its entirety as follows:

                  "D. No action shall be taken by the stockholders of the
            corporation except at an annual or special meeting of stockholders called in accordance with the Bylaws and no action shall be taken by the stockholders by written consent."

      So much of Article VIII, Section A., paragraph (1) that currently reads:

                                     "VIII.

                  A.(1) Following the closing of the Initial Public Offering, in addition to any affirmative vote required by law, by this Certificate of Incorporation or by any Preferred Stock Designation,

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            and except as otherwise expressly provided in Section B of this
            Article VIII:"

shall be amended to read in its entirety as follows, with the remainder of
Article VIII, including the subparagraphs of Section A., paragraph (1) and the remainder of Section A., paragraph (1), remaining unchanged:

                                     "VIII.

                  A.(1) In addition to any affirmative vote required by law, by this Certificate of Incorporation or by any Preferred Stock Designation, and except as otherwise expressly provided in Section B of this Article VIII:"

      THIRD: The foregoing amendments were submitted to the stockholders of the Corporation for their approval and were duly adopted in accordance with the provisions of Section 242 of the General Corporation Law of the State of Delaware.

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      IN WITNESS WHEREOF, QUALCOMM Incorporated has caused this Certificate of
Amendment to be signed by the undersigned, thereunto duly appointed, this 9th day of March, 2005.

                                    By:
                                        /s/ Cameron Jay Rains
                                    -----------------------------
                                    Cameron Jay Rains
                                    Secretary